Exhibit 99.1

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Owens Corning Reports Third-Quarter 2010 Results

Company Repurchased 3.7 Million Shares on Continued Strong Cash Generation

•	Composites Momentum Continues

•	Roofing Sustains Strong Margins

•	Challenging Insulation Market Persists

TOLEDO, Ohio – Oct. 27, 2010 – Owens Corning (NYSE: OC) today reported that consolidated net sales decreased from $1.3 billion in the third quarter of 2009 to $1.2 billion in the third quarter of 2010, a decrease of 12 percent.

Owens Corning’s third-quarter 2010 adjusted earnings were $44 million, or $0.35 per adjusted diluted share, compared with $78 million, or $0.61 per adjusted diluted share, in the third quarter of 2009. The company’s third-quarter 2010 net earnings were $58 million, or $0.46 per diluted share, compared with net earnings of $80 million, or $0.63 per diluted share, in the third quarter of 2009. See Tables 1, 2 and 3 for a discussion and reconciliation of these items.

Composites benefited from consistently strong global demand and positive pricing momentum, which produced strong operating performance. Roofing continued to sustain margins above 20 percent in the quarter despite a significant market correction. Insulation achieved higher pricing in the quarter and maintained a disciplined approach to managing capacity as challenging market conditions persisted.

Consolidated Third-Quarter 2010 Results

•

EBIT for the quarter ended Sept. 30, 2010, was $69 million compared with EBIT of $120 million during the same period in 2009. Adjusted EBIT (see Table 2) in the third quarter of 2010 was $90 million, compared with $135 million in the third quarter of 2009.

•	Gross margin as a percentage of net sales was 20 percent in the third quarter of 2010 compared with 21 percent in the third quarter of 2009.

•	In the nine months ended Sept. 30, 2010, Owens Corning’s primary safety metric improved approximately 16 percent over the company’s full-year 2009 performance.

•

During the quarter, the company repurchased 3.7 million shares of common stock. An additional 8.2 million shares remain authorized for repurchase under Owens Corning’s previously announced stock buy-back program.

“Owens Corning repurchased $100 million of shares during the quarter based on our strong outlook,” said Mike Thaman, chairman and chief executive officer. “We’re on track to deliver significant EBIT growth in 2010 in a difficult economic environment.

“Strong global demand in Composites has fueled momentum in the segment. We are pleased with the timing of the start-up of our new manufacturing capacity in China,” said Thaman. “Our Building Materials segment is experiencing challenging market conditions. Despite that, Roofing and Insulation continue to demonstrate that they are great businesses for our company.”

Outlook

Based on year-to-date results and significant uncertainty in demand for building materials, Owens Corning expects that adjusted EBIT for 2010 will likely be in the range of $360 million to $390 million.

In the Composites segment, the company believes that overall demand will continue to trend upward as global industrial demand increases. The company’s new reinforcements facility in China will commence operations by year-end and contribute to profitability in 2011.

Owens Corning expects that the higher margins seen in its Roofing business in recent years will continue to drive profitability. Uncertainties that may impact Roofing margins include competitive pricing pressure and the cost and availability of raw materials, particularly asphalt.

Continued weakness in the U.S. housing industry will depress new residential construction-related demand through the remainder of the year. The timing and pace of recovery in the U.S. housing market remains uncertain.

Geographic, product, and channel mix of Owens Corning’s Insulation business may continue to moderate the impact of sustained demand-driven weakness associated with U.S. new construction. The company is prepared to respond to increased demand by bringing additional production capacity back on-line if the recovery of new construction is sooner and faster than anticipated.

Cash taxes are now expected to be below $25 million in 2010. The company estimates a long-term effective tax rate of 25 percent based on the blend of effective tax rates for its U.S. and non-U.S. operations.

General corporate expense in 2010 is estimated to be between $80 million and $90 million. General corporate expense includes corporate staff and other activities that support the company’s operations.

Copyright © 2010 Owens Corning

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The company currently estimates that depreciation and amortization expense will be approximately $325 million in 2010. Capital expenditures in 2010, excluding precious metal purchases, are estimated to be less than depreciation and amortization expense for the year.

Other Financial Items

•

At the end of the third quarter of 2010, excluding the impact of the interest rate swap, Owens Corning had total debt less cash-on-hand of $1.66 billion, compared with $1.83 billion at the end of the third quarter of 2009.

•

The company continues to focus on generating cash and maintains a strong balance sheet with ample liquidity. Owens Corning has no significant debt maturities until the second quarter of 2014 and remains well within compliance of its financial covenants in the company’s senior revolving credit facility.

•	Owens Corning’s federal tax net operating loss carry-forward was $2.4 billion at the end of the third quarter of 2010.

Business Segment Highlights

Composites

NET SALES

Net sales in the Composites segment increased 6 percent to $477 million for the third quarter, compared with $451 million for the same period in 2009. Substantially all of the increase in net sales was due to higher sales volumes for both the quarter and year-to-date comparison. Increases in selling prices also improved net sales, but this was offset by unfavorable product mix. The upward trend in selling prices that began in the fourth quarter of 2009 continued during the third quarter.

EBIT

EBIT in the Composites segment increased to $43 million for the third quarter, compared to $2 million during the same period in 2009. Substantially all and more than three fourths of the improvement in EBIT was due to higher sales volumes for the quarter and year-to-date comparisons, respectively. As a result of improvements in demand, capacity utilization is currently at the high levels seen in the first three quarters of 2008. In the third quarter 2010, selling prices that outpaced inflation increased EBIT, but were offset by costs associated with maintenance activities in certain facilities that were completed during the quarter.

Copyright © 2010 Owens Corning

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Building Materials

NET SALES

Net sales in the Building Materials segment were $742 million for the quarter, compared with $937 million in the same period in 2009. The decrease in the third quarter was primarily due to lower sales in the Roofing business. The year-to-date decrease was due to lower sales in the Roofing business, partially offset by higher sales in the Insulation business.

The Roofing business recorded net sales of $404 million in the quarter, compared with $561 million in the same period in 2009. Substantially all of the decrease in net sales in the Roofing business for the third quarter 2010 as compared to the same period in 2009 was due to lower sales volumes. For the year-to-date comparison, lower sales volumes in 2010 were partially offset by higher sales of asphalt to commercial customers. Selling prices of roofing products have been relatively stable since the fourth quarter of 2008, with some fluctuation from quarter to quarter.

Net sales in Insulation were $308 million in the quarter, compared with $340 million in the same period in 2009. Higher selling prices were more than offset by lower sales volumes in the third quarter 2010. Broad weakness in end markets more than offset the impact from higher lagged U.S. housing starts. For the year-to-date comparison, nearly all of the increase in net sales was due to higher selling prices.

EBIT

EBIT for the Building Materials segment was $67 million in the quarter, compared with $156 million in the same period in 2009. For both the quarter and the year-to-date comparison, the EBIT decrease in the Building Materials segment was driven by lower EBIT in the Roofing business.

Substantially all of the decrease in EBIT in the Roofing business for the third quarter comparison was due to lower sales volumes. For the year, unit margins declined slightly as selling prices did not offset inflation in raw material costs, which accounted for more than three-fourths of the decrease in EBIT. The impact of lower sales volumes accounted for more than one-third of the change in the year-to-date comparison. Improved productivity, primarily resulting from efficiency in raw material usage, partially offset these impacts.

EBIT in the Insulation business was down slightly for the third quarter 2010 as compared to the same period in 2009. The decrease in EBIT for the third quarter 2010 was primarily due to manufacturing performance in certain facilities that support commercial and industrial markets. Selling prices outpaced inflation for the quarter, but lower sales volumes offset this impact. For the year-to-date period, EBIT was relatively flat as compared to the same period in 2009.

Copyright © 2010 Owens Corning

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Next Earnings Announcement

Fourth-quarter 2010 results will be announced Wednesday, Feb. 16, 2011.

Conference Call and Presentation

Wednesday, Oct. 27, 2010

11 a.m. Eastern

All Callers

Live dial-in telephone number: U.S. 1-866-543-6405 or International 1-617-213-8897

Passcode: 29248841

(Please dial in 10 minutes before conference call start time.)

Live webcast: http://www.owenscorning.com/investors

Telephone replay available through Nov. 3, 2010: U.S. 1-888-286-8010 or International 1-617-801-6888

Passcode: 30724941

Replay of webcast also available at: http://www.owenscorning.com/investors

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at www.owenscorning.com/investors

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 56 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $4.8 billion in 2009 and about 16,000 employees in 28 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing factors; weather conditions; our level of indebtedness; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues related to acquisitions, divestitures and joint ventures; our ability to use our net operating loss carry-forwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; research and development activities; difficulties in managing production capacity; labor disputes; and, factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date October 27, 2010 and is subject to change. The Company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

Copyright © 2010 Owens Corning

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Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings

(unaudited)

(in millions, except per share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
NET SALES	$1,186	$1,348	$3,829	$3,641
COST OF SALES	950	1,068	3,073	2,953

Gross margin	236	280	756	688
OPERATING EXPENSES
Marketing and administrative expenses	123	135	385	387
Science and technology expenses	19	15	55	45
Charges related to cost reduction actions	15	3	24	33
Employee emergence equity program expense	—	5	—	17
Other expenses, net	10	2	15	16

Total operating expenses	167	160	479	498

EARNINGS BEFORE INTEREST AND TAXES	69	120	277	190
Interest expense, net	28	30	85	81

EARNINGS BEFORE TAXES	41	90	192	109
Less: Income tax expense (benefit)	(19)	8	(854)	23
Equity in net earnings (loss) of affiliates	1	(1)	3	—

NET EARNINGS	61	81	1,049	86
Less: Net earnings attributable to noncontrolling interests	3	1	6	1

NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$58	$80	$1,043	$85

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$0.46	$0.64	$8.27	$0.68
Diluted	$0.46	$0.63	$8.19	$0.67

WEIGHTED-AVERAGE COMMON SHARES
Basic	125.1	124.5	126.1	124.5
Diluted	126.6	127.1	127.4	126.8

Owens Corning follows the authoritative guidance referring to “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statements of Earnings and Consolidated Balance Sheets. Owens Corning uses the captions recommended by this standard in its Consolidated Financial Statements such as net earnings attributable to Owens Corning and diluted earnings per common share attributable to Owens Corning common stockholders. However, in the preceding release Owens Corning has shortened this language to net earnings and earnings per share (or a slight variation thereof), respectively.

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(unaudited)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measure resulting from these adjustments is used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

Adjusting items are shown in the table below (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Charges related to cost reduction actions and related items	$(16)	$(4)	$(33)	$(45)
Acquisition integration and transaction costs	(2)	(7)	(7)	(21)
Employee emergence equity program expense	—	(5)	—	(17)
Net precious metal lease expense	(1)	1	(1)	—
Other	(2)	—	1	(2)

Total adjusting items	$(21)	$(15)	$(40)	$(85)

The reconciliation from net earnings attributable to Owens Corning to Adjusted EBIT is shown in the table below (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$58	$80	$1,043	$85
Less: Net earnings attributable to noncontrolling interests	3	1	6	1

NET EARNINGS	61	81	1,049	86
Equity in net earnings of affiliates	1	(1)	3	—
Income tax expense (benefit)	(19)	8	(854)	23

EARNINGS BEFORE TAXES	41	90	192	109
Interest expense, net	28	30	85	81

EARNINGS BEFORE INTEREST AND TAXES	69	120	277	190
Less: adjusting items from above	(21)	(15)	(40)	(85)

ADJUSTED EBIT	$90	$135	$317	$275

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measures that provide it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

A reconciliation from net earnings attributable to Owens Corning to Adjusted Earnings, a reconciliation from diluted earnings per share to adjusted diluted earnings per share and a reconciliation from weighted-average shares outstanding used for basic earnings per share to adjusted diluted shares outstanding are shown in the tables below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
RECONCILIATION TO ADJUSTED EARNINGS
Net earnings attributable to Owens Corning	$58	$80	$1,043	$85
Adjustment to remove adjusting items	21	15	40	85
Adjustment to classify net precious metal lease expense as interest	(1)	1	(1)	—
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(34)	(18)	(912)	(26)

ADJUSTED EARNINGS	$44	$78	$170	$144

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.46	$0.63	$8.19	$0.67
Adjustment to remove adjusting items	0.17	0.12	0.31	0.67
Adjustment to classify net precious metal lease expense as interest	(0.01)	0.01	(0.01)	—
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(0.27)	(0.15)	(7.15)	(0.21)

ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.35	$0.61	$1.33	$1.13

RECONCILIATION TO ADJUSTED DILUTED SHARES OUTSTANDING
Weighted-average shares outstanding used for basic earnings per share	125.1	124.5	126.1	124.5
Non-vested restricted shares	1.3	2.3	1.1	2.1
Options to purchase common stock	0.2	0.3	0.2	0.2
Shares related to employee emergence program	—	0.1	—	0.1

Adjusted diluted shares outstanding **	126.6	127.2	127.4	126.9

*	The company estimates a long-term sustainable effective tax rate of 25% based upon the projected blend of its U.S. and non-U.S. operations.
**	The employee emergence shares are reflected as outstanding because the employee emergence equity expense has been removed from adjusted earnings.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in millions)

	Sept. 30,	Dec. 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$35	$564
Receivables, less allowances of $21 at Sept. 30, 2010 and $23 at Dec. 31, 2009	625	552
Inventories	687	615
Assets held for sale - current	18	—
Other current assets	172	123

Total current assets	1,537	1,854
Property, plant and equipment, net	2,751	2,806
Goodwill	1,124	1,124
Intangible assets	1,158	1,169
Deferred income taxes	514	31
Assets held for sale - non-current	26	—
Other non-current assets	255	183

TOTAL ASSETS	$7,365	$7,167

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$931	$923
Short-term debt	3	11
Long-term debt – current portion	4	9
Liabilities held for sale - current	9	—

Total current liabilities	947	943
Long-term debt, net of current portion	1,721	2,177
Pension plan liability	321	340
Other employee benefits liability	295	295
Deferred income taxes	75	386
Liabilities held for sale - non-current	1	—
Other liabilities	134	143
Commitments and contingencies
Mandatorily redeemable noncontrolling interest	30	30
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	3,868	3,847
Accumulated earnings (deficit)	304	(739)
Accumulated other comprehensive deficit	(163)	(185)
Cost of common stock in treasury (c)	(207)	(104)

Total Owens Corning stockholders’ equity	3,803	2,820
Noncontrolling interests	38	33

Total equity	3,841	2,853

TOTAL LIABILITIES AND EQUITY	$7,365	$7,167

(a)	10 shares authorized; none issued or outstanding at Sept. 30, 2010 and Dec. 31, 2009
(b)	400 shares authorized; 133.2 issued and 124.6 outstanding at Sept. 30, 2010; 132.6 issued and 127.8 outstanding at Dec. 31, 2009
(c)	8.6 shares at Sept. 30, 2010 and 4.8 shares at Dec. 31, 2009

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Nine Months Ended
	Sept. 30,
	2010	2009
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net earnings	$1,049	$86
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	242	238
Gain on sale of businesses and fixed assets	(4)	(10)
Impairment of long-lived assets	—	3
Deferred income taxes	(874)	15
Provision for pension and other employee benefits liabilities	23	26
Stock-based compensation expense	16	30
Other non-cash	(6)	(15)
Change in working capital	(132)	(51)
Pension fund contribution	(29)	(34)
Payments for other employee benefits liabilities	(19)	(19)
Other	15	—

Net cash flow provided by operating activities	281	269

NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(199)	(151)
Proceeds from the sale of assets or affiliates	16	39

Net cash flow used for investing activities	(183)	(112)

NET CASH FLOW USED FOR FINANCING ACTIVITIES
Proceeds from senior revolving credit facility	406	260
Payments on senior revolving credit facility	(315)	(586)
Proceeds from long-term debt	1	345
Payments on long-term debt	(606)	(13)
Net decrease in short-term debt	(8)	(18)
Purchases of treasury stock	(102)	—
Other	2	—

Net cash flow used for financing activities	(622)	(12)

Effect of exchange rate changes on cash	(5)	6

Net increase (decrease) in cash and cash equivalents	(529)	151
Cash and cash equivalents at beginning of period	564	236

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$35	$387

Table 6

Owens Corning and Subsidiaries

Segment and Business Information

(unaudited)

Composites

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2010	2009	2010	2009
Net sales	$477	$451	$1,431	$1,187
% change from prior year	6%	-23%	21%	-38%

EBIT	$43	$2	$116	$(35)
EBIT as a % of net sales	9%	0%	8%	-3%

Depreciation and amortization expense	$32	$28	$90	$83

Building Materials

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Building Materials segment and our businesses within this segment (in millions):

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2010	2009	2010	2009
Net sales
Insulation	$308	$340	$930	$906
Roofing	404	561	1,507	1,560
Other	34	38	99	110
Eliminations	(4)	(2)	(10)	(8)

Total Building Materials	$742	$937	$2,526	$2,568
% change from prior year	-21%	-14%	-2%	-7%

EBIT
Insulation	$(16)	$(9)	$(77)	$(76)
Roofing	91	177	368	458
Other	(8)	(12)	(19)	(30)

Total Building Materials	$67	$156	$272	$352
EBIT as a % of net sales	9%	17%	11%	14%

Depreciation and amortization expense
Insulation	$30	$31	$85	$90
Roofing	9	9	30	31
Other	4	4	9	11

Total Building Materials	$43	$44	$124	$132